Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities and Other Financial Leverage” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Post-Effective Amendment No.1 to File No. 333-213452 and Amendment No. 19 to File No. 811-21982) of Guggenheim Strategic Opportunities Fund of our report dated July 28, 2016 on the financial statements and financial highlights of Guggenheim Strategic Opportunities Fund included in the May 31, 2016 Annual Report to Shareholders and to our report dated September 1, 2016 on the senior securities table of Guggenheim Strategic Opportunities Fund.

/s/ Ernst & Young LLP

McLean, Virginia
December 6, 2016